Exhibit 99.1

Power Solutions International Announces First Quarter 2026 Financial Results
First Quarter Net Sales of $128.6 million
First Quarter Net Income of $7.3 million
Diluted EPS of $0.32 for the Quarter

WOOD DALE, Ill., May 11, 2026 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, today announced its financial results for the first quarter of 2026.
Financial Highlights

($ in millions, except per share amounts)	March 31, 2026	March 31, 2025	Change
Net Sales	$128.6	$135.4	(5)%
Gross Profit	$29.4	$40.3	(27)%
Net Income	$7.3	$19.1	(62)%
Diluted Earnings per Share	$0.32	$0.83	$(0.51)
Dino Xykis, Chief Executive Officer, said: “Our first quarter results were below the strong prior-year period, which had benefited from significant growth in our Power Systems business. The year-over-year declines in sales and profitability primarily reflected softer oil and gas demand, the timing of certain Power Systems shipments, and elevated production costs associated with the capacity ramp-up in our Wisconsin operations.
At the same time, demand related to data center applications remains solid. Gross margin improved sequentially from the fourth quarter of 2025, partially offset by unfavorable product mix.”
First Quarter 2026 Results
Net sales for the first quarter of 2026 were $128.6 million, a decrease of $6.9 million, or 5%, compared to the first quarter of 2025. The decrease reflected lower sales in the power systems end market of $10.2 million, partially offset by increases of $3.0 million and $0.3 million in the industrial and transportation end markets, respectively. Sales in the power systems end market declined primarily due to softness in oil and gas markets, together with uneven order patterns and shipment timing for data center-related products. The Company continues to see strong demand for data center power solutions, and expects sales to increase in the second half of 2026. However, the timing and ultimate volume of related shipments remain subject to customer scheduling, manufacturing throughput, supply-chain factors, and other variables, and the Company is not predicting any specific level of data center revenue in any future period.
Gross profit for the first quarter of 2026 was $29.4 million, a decrease of $10.9 million, or 27%, compared to the first quarter of 2025. Gross margin in the first quarter of 2026 was 22.9%, compared to 29.7% in the same period last year. Gross margin reflected a lower mix of oil and gas products, together with elevated production costs associated with capacity ramp-up activities supporting data center-related applications at the Company’s Wisconsin operations. On a sequential basis, gross margin improved by approximately 100 basis points compared to the fourth quarter of 2025, owing in part to the Company’s efforts to improve operational efficiency in Wisconsin, but was partially offset by an unfavorable product mix in the first quarter. The Company’s capacity ramp-up activities at its Wisconsin operations are continuing, and the Company expects related production costs to persist; the trajectory of any further sequential improvement remains subject to product mix, throughput and other operational factors.

Research and development expenses during the three months ended March 31, 2026 and 2025 were $4.8 million and $4.2 million, respectively. The increase was primarily driven by higher R&D program expenditures to support new programs in 2026 and the recovery of R&D costs from certain customers in 2025.
Selling, general and administrative expenses were $13.0 million during the first quarter of 2026, an increase of $1.9 million, or 17%, compared to the same period in the prior year. The variance primarily reflects higher compensation expense related to the revaluation of previously awarded SARs, incremental selling and administrative expenses associated with MTL Manufacturing and Equipment, and other administrative and management expenses supporting the business in 2026.
Interest expense was $1.7 million in the first quarter of 2026, compared to $1.8 million in the same period in the prior year, primarily due to lower overall effective interest rates.
Income tax expense was $2.4 million in the first quarter of 2026, compared to $3.8 million in the same period of the prior year. The decrease was primarily driven by lower pre-tax income in 2026, partially offset by a higher effective tax rate.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $45.1 million, and total debt was approximately $103.4 million, as of March 31, 2026. This compares to cash and cash equivalents of approximately $41.3 million and total debt of approximately $96.8 million as of December 31, 2025. Total debt as of March 31, 2026 included borrowings of $95.0 million under the Company’s Revolving Credit Agreement.
Outlook for 2026
Given ongoing variability in order timing and market conditions, the Company is not providing formal full-year guidance at this time. Based on current visibility, the Company currently expects second-quarter 2026 revenue to be generally consistent with the first quarter on a sequential basis. The Company anticipates stronger sales growth in the second half of 2026, approximately in line with sales in the second half of 2025, as larger Power Systems orders move into production and are recognized as revenue. However, the timing and ultimate volume of those shipments remain subject to customer scheduling, manufacturing throughput, supply chain factors and other variables. There can be no assurance that those orders will translate to a uniformly stronger second half. Continued softness in the oil and gas end market is expected to weigh on quarterly revenue trends, and capacity ramp-up activities at the Company’s Wisconsin operations and their related cost effects on gross margin are expected to continue.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s in-house design, prototyping, engineering and testing capabilities allow PSI to customize high-performance engines using a fuel-agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current expectations and assumptions regarding future events. Words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “outlook,” “plan,” “position,” “project,” “prospect,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by such statements.
Important factors that could cause actual results to differ materially include, without limitation: the timing and ultimate conversion of Power Systems orders into revenue, including data-center-related orders, and the volume and timing of related shipments; quarterly variability in product mix and the corresponding effect on gross profit and gross margin; the cost, pace, throughput and operational outcomes of capacity ramp-up activities at the Company’s Wisconsin operations, including the duration and magnitude of related production costs; the level and persistence of customer demand in the power systems, industrial and transportation end markets; volatility in oil and gas prices and corresponding demand for related products; supply-chain disruptions, component availability and supplier performance; macroeconomic, regulatory and trade conditions, including U.S. tariffs and trade restrictions; integration of recent and future acquisitions, including the acquisition of MTL Manufacturing and Equipment; the outcome of pending or threatened litigation and regulatory inquiries, including the previously disclosed putative federal securities class action; changes in management or other personnel, including the timing of any related disclosures; the ability to recruit and retain key employees; the impact of changes in our effective tax rate or applicable tax legislation; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in the Company’s subsequent filings with the U.S. Securities and Exchange Commission, all of which are incorporated by reference into this press release.
The Company’s forward-looking statements speak only as of the date of this filing. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements.
Contact
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three months ended March 31, 2026 compared with the three months ended March 31, 2025 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2026	2025	Change	% Change
Net sales (to related parties $9 and $464 for the three months ended March 31, 2026 and 2025, respectively)	$128,592	$135,446	$(6,854)	(5)%
Cost of sales (derived from related party net sales $5 and $316 for the three months ended March 31, 2026 and 2025, respectively)	99,168	95,152	4,016	4%
Gross profit	29,424	40,294	(10,870)	(27)%
Gross margin %	22.9%	29.7%	(6.8)%
Operating expenses:
Research and development expenses	4,805	4,244	561	13%
Research and development expenses as a % of sales	3.7%	3.1%	0.6%
Selling, general and administrative expenses	12,977	11,109	1,868	17%
Selling, general and administrative expenses as a % of sales	10.1%	8.2%	1.9%
Amortization of intangible assets	249	307	(58)	(19)%
Total operating expenses	18,031	15,660	2,371	15%
Operating income	11,393	24,634	(13,241)	(54)%
Other expense (income), net:
Interest expense (from related parties $0 and $415 for the three months ended March 31, 2026 and 2025, respectively)	1,745	1,766	(21)	(1)%
Other expense (income)	(85)	—	(85)	NM
Total other expense, net	1,660	1,766	(106)	(6)%
Income before income taxes	9,733	22,868	(13,135)	(57)%
Income tax expense	2,433	3,786	(1,353)	(36)%
Net income	$7,300	$19,082	$(11,782)	(62)%

Earnings per common share:
Basic	$0.32	$0.83	$(0.51)	(61)%
Diluted	$0.32	$0.83	$(0.51)	(61)%

Non-GAAP Financial Measures:
Adjusted net income *	$8,005	$19,235	$(11,230)	(58)%
Adjusted net income per share – diluted*	$0.36	$0.83	(0.47)	(57)%
EBITDA *	$13,170	$25,916	$(12,746)	(49)%
Adjusted EBITDA *	$13,875	$26,069	$(12,194)	(47)%
NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of March 31, 2026 (unaudited)	As of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$45,089	$41,250
Restricted cash	4,448	3,698
Accounts receivable, net of allowances of $1,399 and $967 as of March 31, 2026 and December 31, 2025, respectively; (from related parties $200 and $415 as of March 31, 2026 and December 31, 2025, respectively)	73,690	90,446
Income tax receivable	5,348	6,442
Inventories, net	129,243	127,363
Prepaid expenses	4,293	4,500
Contract assets	11,567	15,965
Other current assets	1,152	1,256
Total current assets	274,830	290,920
Property, plant and equipment, net	32,281	23,014
Operating lease right-of-use assets, net	61,164	52,911
Intangible assets, net	1,607	1,236
Goodwill	34,921	29,835
Deferred tax assets	12,188	13,322
Customs-related deposits	13,148	12,893
Other noncurrent assets	543	614
TOTAL ASSETS	$430,682	$424,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $3,300 and $4,126 as of March 31, 2026 and December 31, 2025, respectively)	$42,544	$48,196
Current maturities of long-term debt	1,804	28
Finance lease liability, current	364	355
Operating lease liability, current	7,351	6,346
Other accrued liabilities (to related parties $88 and $60 as of March 31, 2026 and December 31, 2025, respectively)	28,310	37,353
Total current liabilities	80,373	92,278
Long-term debt, net of current maturities	5,050	10
Revolving line of credit, long-term	95,000	95,000
Finance lease liability, long-term	1,223	1,224
Operating lease liability, long-term	55,628	49,397
Noncurrent contract liabilities	1,666	1,699
Other noncurrent liabilities	5,965	6,528
TOTAL LIABILITIES	$244,905	$246,136

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,051 and 23,041 shares outstanding at March 31, 2026 and December 31, 2025, respectively	23	23
Additional paid-in capital	157,878	157,602
Retained earnings	29,776	22,476
Treasury stock, at cost, 66 and 76 shares at March 31, 2026 and December 31, 2025, respectively	(1,900)	(1,492)
TOTAL STOCKHOLDERS’ EQUITY	185,777	178,609
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$430,682	$424,745

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$7,300	$19,082
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	249	307
Depreciation	1,443	975
Noncash lease expense	1,439	1,684
Stock-based compensation expense	424	153
Amortization of financing fees	151	165
Deferred income taxes	1,134	—
Provision (credit) for losses in accounts receivable	432	(37)
Increase in allowance for inventory obsolescence, net	405	206
Other adjustments, net	111	33
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	17,137	(12,619)
Inventories	339	(19,294)
Prepaid expenses	207	33
Contract assets	4,398	4,077
Other assets	(133)	1,571
Accounts payable	(4,316)	7,014
Income taxes receivable	1,094	986
Accrued expenses	(10,434)	9,272
Other noncurrent liabilities	(2,250)	(4,797)
Net cash provided by operating activities	19,130	8,811
Cash flows from investing activities
Capital expenditures	(1,890)	(3,403)
Business acquisition	(11,911)	—
Net cash used in investing activities	(13,801)	(3,403)
Cash from financing activities
Repayment of long-term debt and lease liabilities	(180)	(98)
Repayment of short-term financings	—	(10,000)
Repurchases to settle tax withholding obligations for stock-based compensation awards	(556)	(142)
Other financing activities, net	(4)	—
Net cash used in financing activities	(740)	(10,240)
Net increase (decrease) in cash, cash equivalents, and restricted cash	4,589	(4,832)
Cash, cash equivalents, and restricted cash at beginning of the period	44,948	58,491
Cash, cash equivalents, and restricted cash at end of the period	$49,537	$53,659

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP above, this report also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.
The following table presents a reconciliation from Net income to Adjusted net income for the three months ended March 31, 2026 and 2025:

(in thousands)	For the Three Months Ended March 31,
	2026	2025
Net income	$7,300	$19,082
Stock-based compensation [1]	424	153
Severance [2]	134	—
Other legal matters [3]	147	—
Adjusted net income	$8,005	$19,235
The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026	2025
Net income per share – diluted	$0.32	$0.83
Stock-based compensation [1]	0.02	—
Severance [2]	0.01	—
Other legal matters [3]	0.01	—
Adjusted net income per share – diluted	$0.36	$0.83

Diluted shares (in thousands)	23,063	23,061
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2026 and 2025:

(in thousands)	For the Three Months Ended March 31,
	2026	2025
Net income	$7,300	$19,082
Interest expense	1,745	1,766
Income tax expense	2,433	3,786
Depreciation	1,443	975
Amortization of intangible assets	249	307
EBITDA	13,170	25,916
Stock-based compensation [1]	424	153
Severance [2]	134	—
Other legal matters [3]	147	—
Adjusted EBITDA	$13,875	$26,069
1.Amounts reflect non-cash stock-based compensation expense for the three months ended March 31, 2026 and 2025.
2.Amounts include severance expense for the three months ended March 31, 2026.
3.Amounts include legal settlements for the three months ended March 31, 2026.